Exhibit (4)-4
                                                         Unicom Corporation
                                                         Form S-8
                                                         File No. 33-
                                   Amendment No. 1
                                         to
                                  Unicom Corporation
                               Long-Term Incentive Plan
                               ------------------------


                    WHEREAS, Commonwealth Edison Company, an Illinois corporation ("Edison"), has approved and consented to the sponsorship by Unicom Corporation, an Illinois corporation (the "Company"), of the Commonwealth Edison Company 1993 Long-Term Incentive Plan (the "Plan"); and

                    WHEREAS, the Company desires to sponsor and adopt the Plan and to extend it to its subsidiaries from time to time in accordance with the terms of the Plan;

                    NOW, THEREFORE, be it:

                    RESOLVED: That effective upon the merger (the "Merger Date") of CECo Merging Corporation, a subsidiary of the Company, into Edison, the Company shall become the sponsor of the Plan and the Plan shall be renamed the Unicom Corporation Long-Term Incentive Plan;

                    RESOLVED FURTHER, that the Plan is hereby amended, pursuant to the power of amendment contained in Article XII of the Plan, by striking the last paragraph of Section 5.2 and inserting in lieu thereof the following:

                    "An Award under the Plan shall be made in such manner and evidenced by such means as the Committee shall determine, which may include, but shall not be limited to, written agreements between the Company and the employee to whom the Award is granted."

                    RESOLVED FURTHER, that the Plan shall be amended, effective upon the Merger Date, as follows:

                    1.   Article I is amended by striking "1993 Long-Term

               Incentive Plan (the "Plan") of Commonwealth Edison Company"

               therefrom and inserting in lieu thereof "Long-Term Incentive

               Plan (the "Plan") of Unicom Corporation."

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                    2.   Article II is amended by striking in the

               definition of "Common Stock" the words "$12.50 par value per share" and inserting in lieu thereof "without par value".



                    3.   The reference to "employe" or "employes" is

               stricken wherever it appears in the Plan and "employee" or

               "employees", as the case may be, inserted in lieu thereof.



                    4.   Article XIV is amended by striking the first

               sentence and inserting in lieu thereof the following:



                    This Plan, formerly the Commonwealth Edison
                    Company 1993 Long-Term Incentive Plan, which was assumed, adopted and amended by the Board on August 30, 1994 and approved by the stockholder of the Company on August 30, 1994, is effective September 1, 1994.



                    5.   The Plan as heretofore amended is hereby restated

               effective September 1, 1994.



                    RESOLVED FURTHER, that all outstanding Awards under the Commonwealth Edison Company 1993 Long-Term Incentive Plan at the time it becomes the Plan shall be converted to Awards under the Plan and each right under an Award to acquire Commonwealth Edison Company Common Stock shall, effective on the Merger Date, be converted into and become a right to acquire Unicom Corporation Common Stock upon the same terms and subject to the same conditions as were applicable immediately prior to the Merger Date.





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